UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HAWK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2005

Dear Stockholder:

     You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Hawk Corporation, on May 24, 2005, starting at 9:00 a.m. local time at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114.

     As more fully described in the attached Notice of Annual Meeting and the accompanying Proxy Statement, the principal business to be addressed at the meeting is the election of directors.

     In addition, our management will report on our results and will be available to respond to your questions.

     Your vote is important to us. Whether or not you plan to attend the Annual Meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the Annual Meeting even if you have returned a proxy card.

     On behalf of the directors and management of Hawk Corporation, we would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Ronald E. Weinberg
Chairman of the Board,
Chief Executive Officer and President

HAWK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2005

To the Stockholders of Hawk Corporation:

     The Annual Meeting of Stockholders of Hawk Corporation, a Delaware corporation, will be held on May 24, 2005, at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114, beginning at 9:00 a.m. local time, for the following purposes:

1.	To elect the directors to serve for a one year term until the next Annual Meeting or until their successors are duly elected and qualified (Proposal 1); and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 28, 2005 are entitled to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Byron S. Krantz
Secretary

GENERAL INFORMATION
QUESTIONS and ANSWERS
STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
PRINCIPAL STOCKHOLDERS
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS

HAWK CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors to be used at our 2005 Annual Meeting of Stockholders to be held on May 24, 2005, and any postponements or adjournments of the meeting.

     This Proxy Statement and the accompanying Chairman’s Letter, Notice and Proxy Card, together with our annual report to stockholders for the year ended December 31, 2004, are being sent to our stockholders beginning on or about April 6, 2005.

QUESTIONS and ANSWERS

Q:	When and where is the Annual Meeting?
A:	Our 2005 Annual Meeting of Stockholders will be held on May 24, 2005, at 9:00 a.m. local time at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114.

Q:	What are stockholders voting on?
A:	Election of four directors (Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III). If a proposal other than the listed proposal is presented at the Annual Meeting, your signed proxy card gives authority to Byron S. Krantz and Marc C. Krantz to vote on any such additional proposal.

Q:	Who is entitled to vote?
A:	Our record date is March 28, 2005. Therefore, only holders of our Class A common stock as of the close of business on March 28, 2005 are entitled to vote. Each share of Class A common stock is entitled to one vote.

Q:	How do stockholders vote?
A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposal. You have the right to revoke your proxy any time before the meeting by:

•	notifying our Corporate Secretary,

•	voting in person, or

•	returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Byron S. Krantz and Marc C. Krantz will vote FOR the nominated directors on your behalf.

Q:	Who will count the vote?
A:	Representatives of National City Bank Company, our transfer agent, will tabulate the votes. Thomas A. Gilbride, Vice President — Finance, and Joseph J. Levanduski, Vice President — Chief Financial Officer, will be responsible for reviewing the vote count as election inspectors.

Q:	What shares are included on the proxy card and what does it mean if a stockholder gets more than one proxy card?
A:	The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. If you are or were an employee and have shares credited to your 401(k) savings plan account held in custody by the trustee, Prudential Bank and Trust, FSB, you will receive a separate proxy card for those shares. The shares in your 401(k) savings plan account will be voted in accordance with your instructions. If your proxy card relating to the shares in your 401(k) account is signed, but does not indicate your voting preferences, we have been advised by the plan administrator and the plan trustee that your shares will be voted in favor of the nominated directors.

Q:	What constitutes a quorum?
A:	As of the record date, 8,827,970 shares of our Class A common stock were outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of adopting the proposal at the Annual Meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote against such proposal. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Q:	Who can attend the Annual Meeting?
A:	All stockholders as of the record date, March 28, 2005, can attend.

Q:	What percentage of stock are the directors and officers entitled to vote at the Annual Meeting?
A:	Together, they own 2,884,007 shares of our Class A common stock, or 32.7% of the stock entitled to vote at the Annual Meeting. (See pages 23 through 24 for more details.)

Q:	Who are the largest principal stockholders?
A:	•	Ronald E. Weinberg, our Chairman of the Board, Chief Executive Officer and President owns 1,243,998 shares of our Class A common stock, or 14.1% of the stock entitled to vote at the Annual Meeting.
	•	Norman C. Harbert, our Senior Chairman of the Board and Founder, owns 1,201,475 shares of our Class A common stock, or 13.6% of the stock entitled to vote at the Annual Meeting.

Q:	When is a stockholder proposal due for the next Annual Meeting?
A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing by December 9, 2005, to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114, and must be in accordance with the requirements of our Amended and Restated By-laws and the provisions of Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended. (See page 27 for more details.)

Q:	How does a stockholder nominate someone to be a director of Hawk?
A:	Any stockholder may recommend any person as a nominee for director by writing to our Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114. Our nominating committee reviews any nominees recommended to it by stockholders in accordance with the guidelines outlined in Hawk’s nominating committee charter available through our website at www.hawkcorp.com. Individuals recommended for directors by stockholders for next year’s Annual Meeting must be received no earlier than February 23, 2006 and no later than March 25, 2006, and must be in accordance with the requirements of our Amended and Restated By-laws. (See pages 27 through 28 for more details.)

Q:	Who pays for the solicitation expenses?
A:	The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by us. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and we may pay persons holding shares for others their expenses for sending proxy materials to their customers. No solicitation will be made other than by our directors, officers and employees.

Q:	How are We Complying with the Sarbanes-Oxley Act of 2002 and the Corporate Governance Rules of the American Stock Exchange?
A:	The Sarbanes-Oxley Act of 2002 was enacted on July 30, 2002. The statute addresses, among other issues, corporate governance, auditing and accounting guidelines, executive compensation and enhanced and timely disclosure of corporate information. On December 1, 2003, the Securities and Exchange Commission approved the corporate governance rules of the American Stock Exchange, or Amex. These rules specifically address director independence and corporate accountability.
In response to the Sarbanes-Oxley Act of 2002 and the corporate governance rules of Amex, the Board of Directors strengthened and improved its already strong corporate governance practices. For example:

•	A majority of our Board of Directors are “independent” as defined by Amex,

•	Independent directors will meet regularly in private sessions without any directors who are one of our employees, our legal counsel or an affiliate of one of our principal stockholders or members of management present,

•	All members of the nominating committee and audit committee are “independent” as defined by Amex,

•	We have designated a “financial expert” on our audit committee,

•	We have adopted and posted on our website at www.hawkcorp.com a Code of Business Conduct and Ethics governing the actions and working relationships of Hawk employees, officers and directors,

•	We have adopted and posted on our website at www.hawkcorp.com updated and revised charters for our audit and nominating committees, and

•	Our audit committee has established procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls or auditing matters and allow for the confidential, anonymous submission of concerns by employees.

PROPOSALS TO BE VOTED UPON

Proposal One:
Election of Directors

     At this Annual Meeting, seven directors are to be elected to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified. You are entitled to elect four directors.

     Nominees for election this year by you are Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III. Each has consented to serve until the next Annual Meeting or until his successor is duly elected and qualified.

     If any director to be elected by you is unable to stand for re-election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

     The affirmative vote of the holders of a plurality of the shares of Class A common stock present in person or represented by proxy at the Annual Meeting is needed to elect directors. Abstentions and votes withheld for directors will have the same effect as votes against.

The Board of Directors recommends that you vote FOR Messrs. Berlin, Bishop, Kemp and Moore.

     The terms of our Series D preferred stock provide the holders of the Series D preferred stock with the right to elect a majority of the Board of Directors. Based on the current size of the Board of Directors, the Series D preferred stockholders may elect four directors at the Annual Meeting. The holders of the Series D preferred stock are Ronald E. Weinberg, Norman C. Harbert, Byron S. Krantz and their family limited partnerships. The holders have determined to elect only three directors at the Annual Meeting and expressly reserve, and do not waive, their rights to elect a majority of the Board of Directors. The holders have determined to re-elect Ronald E. Weinberg, Norman C. Harbert and Byron S. Krantz. The holders of the Series D preferred stock are parties to an agreement governing the voting and disposition of all shares of our voting stock (which includes both the Class A common stock and Series D preferred stock) of which they are the legal or beneficial owners. For a more detailed description, you should read the section entitled “Stockholders’ Agreement” on page 25.

STRUCTURE AND PRACTICES OF
THE BOARD OF DIRECTORS

     Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was approved by the Board of Directors. Certain information about the nominees to be elected by the holders of our Class A common stock and the directors to be elected by the holders of our Series D preferred stock is set forth below.

Name	Age	Position	Director Since

DIRECTORS TO BE ELECTED BY CLASS A COMMON STOCKHOLDERS

Andrew T. Berlin	44	Director	2002

Paul R. Bishop	61	Director	1993

Jack F. Kemp	69	Director	1999

Dan T. Moore, III	65	Director	1989

DIRECTORS TO BE ELECTED BY PREFERRED STOCKHOLDERS*

Ronald E. Weinberg	63	Chairman of the Board, Chief Executive Officer, President and Director	1989

Norman C. Harbert	71	Senior Chairman of the Board, Founder and Director	1989

Byron S. Krantz	69	Secretary and Director	1989

*	Under the terms of our Series D preferred stock, the holders of the Series D preferred stock have the right to elect a majority of the directors as long as the Series D preferred stock is outstanding. The holders of the Series D preferred stock have indicated to us that at the Annual Meeting they have determined to elect Messrs. Weinberg, Harbert and Krantz. Messrs. Weinberg, Harbert and Krantz will hold office until their successors have been duly elected by the holders of the Series D preferred stock and qualified.

     Ronald E. Weinberg is our Chairman of the Board, Chief Executive Officer and President and has served as a Director since March 1989. Mr. Weinberg is a co-founder of Hawk and has served us in various senior executive capacities since 1989. Mr. Weinberg has over 29 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing. Mr. Weinberg has been a Trustee of Cleveland State University since August 2001 and a member of the Board of Directors of the U.S. Chamber of Commerce since June 2002.

     Norman C. Harbert is our Senior Chairman of the Board and Founder and has served as a Director since March 1989. He has also served us in various other capacities since 1989. Mr. Harbert has over 46 years of manufacturing experience.

     Byron S. Krantz has been the Secretary and a Director since March 1989. Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since its formation in 1984.

     Andrew T. Berlin has served as a Director since October 2002. Since 1989, Mr. Berlin has been the President and Chief Executive Officer of Berlin Packaging, LLC, a packaging distribution company located in Chicago. Under Mr. Berlin’s leadership, Berlin Packaging has grown to 20 locations throughout the United States.

     Paul R. Bishop has served as a Director since May 1993. Mr. Bishop has served as Chairman and Chief Executive Officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977. He is also a director of DPL Inc., a regional energy company located in Dayton, Ohio, and its subsidiary, The Dayton Power and Light Company, a public utility that sells electricity to residential, commercial, industrial and governmental customers. Mr. Bishop is a member of the Board of Trustees of the Stark Development Board, Mount Union College and Aultman Health Foundation.

     Jack F. Kemp has served as a Director since September 1999. Mr. Kemp is co-chair of FreedomWorks Empower America, a public policy and advocacy organization formed in July 2004 with the merger of Empower America and Citizens for a Sound Economy. Mr. Kemp co-founded Empower America in 1993 and served as its co-director until its merger with Citizens for a Sound Economy. In 1996, Mr. Kemp received the Republican Party’s nomination for Vice President of the United States. Prior to co-founding Empower America, Mr. Kemp served for four years as Secretary of Housing and Urban Development. Prior to his appointment to the Cabinet, Mr. Kemp represented New York for eighteen years in the United States House of Representatives. Mr. Kemp is also a Director of Oracle Corporation, a computer software company and IDT Corporation, a multinational communications company that provides products and services to retail and wholesale customers.

     Dan T. Moore, III has served as a Director since March 1989. Mr. Moore founded Dan T. Moore Company, Inc., a research and development company, in 1969. He is also the founder and Chairman of Cleveland manufacturing companies Flow Polymers, Inc., Soundwich, Inc. and Team Wendy, LLC. Mr. Moore has been a director of Invacare Corporation, a manufacturer of health care equipment, since 1979. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation, the Cleveland Museum of Natural History, and Chairman of Cleveland Clinic Home Care.

     The Board of Directors has determined that each of Messrs. Berlin, Bishop, Kemp and Moore do not have a material relationship with Hawk that would interfere with the exercise of independent judgment and are independent as defined by the applicable laws and regulations and the listing standards of Amex.

Director Compensation

     In 2004, we paid each director who was not one of our employees, our legal counsel, or an affiliate of one of our principal stockholders, an annual fee of $20,000 consisting of a cash payment of $10,000 and $10,000 in shares of our Class A common stock. In addition, we paid each director who was not one of our employees, our legal counsel, or an affiliate of one of our principal stockholders $3,000 in cash for each board meeting that such director attended and $500 in cash for each telephonic board meeting in which such director participated. We reimbursed all directors for expenses incurred in connection with their services as directors. No additional consideration was paid to the directors for committee participation, except $1,500 in cash was paid for any in-person committee meeting and $1,000 in cash was paid for any telephonic committee meeting that was held on a day other than a day on which a board meeting was held.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our Class A common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Class A common stock. Our officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In 2004, Steven Campbell, Christopher DiSantis, and Joseph Levanduski each filed two Form 4s late and Thomas Gilbride filed one Form 4 late reporting a grant of options. Mr. Gilbride and Mr. Levanduski also failed to timely file Form 4s reporting the cancellation of outstanding options and the issuance of new options pursuant to Hawk’s option exchange program for employees. Mr. Gilbride and Mr. Levanduski each exchanged three option grants. In addition, a Form 4 filed by Jack Kemp reporting an acquisition of stock was filed two days late because of a delay in obtaining Edgar filing codes for Mr. Kemp. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in 2004.

Meetings of the Board of Directors

     Hawk holds four regular meetings of the Board of Directors each year and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for Board of Directors’ and committee meetings, recent developments, and other matters of interest to the directors. The Board of Directors has access to management at all times.

     The independent directors will meet regularly in private sessions without any directors who are also our employees, our legal counsel or an affiliate of one of our principal stockholders or members of management present. This session will include at least one session to review and assess the process and effectiveness of the Board of Directors and to consider any other matters that the directors may request.

     The Board of Directors met four times in 2004. All members of the Board of Directors participated in at least 75% of all Board of Directors and applicable committee meetings in 2004. Hawk strongly encourages members of the Board of Directors to attend the Annual Meeting. All members of the Board of Directors except Messrs. Kemp and Moore attended the 2004 Annual Meeting of Stockholders held on June 3, 2004.

Committees of the Board of Directors

     Executive Committee. The executive committee consists of Messrs. Weinberg, Harbert and Krantz. During the intervals between meetings of the Board of Directors, the executive committee advises and aids our officers in all matters concerning our interests and the management of our business, and generally performs any duties that are directed by the Board from time to time. The executive committee possesses and may exercise all the powers of the Board while the Board is not in session, except the power to:

•	elect any director or to elect or remove any member of the executive committee,

•	change the number of members of the executive committee,

•	declare any dividend or authorize any distribution on any shares of capital stock, or

•	amend the by-laws.

     The executive committee did not meet in 2004, but acted by written consent seven times.

     Compensation Committee. The compensation committee, composed of Messrs. Berlin, Bishop and Krantz, determines the compensation of Mr. Weinberg and reviews and makes recommendations regarding the compensation for all of our other executive officers. The compensation committee also administers our 1997 Stock Option Plan, our 2000 Long Term Incentive Plan and our annual incentive compensation plan for our chief executive officer. The Board of Directors reviews and votes upon all compensation determinations and option grants recommended by the compensation committee. The Board of Directors determined that the members of the compensation committee were independent as required by applicable law and regulations and the listing standards of Amex. The compensation committee met four times in 2004.

     Nominating Committee. The nominating committee, composed of Messrs. Bishop and Kemp, is responsible for identifying individuals qualified to become Board members and making recommendations to the Board of Directors on candidates for election to the Board. The nominating committee reviews any nominees recommended to it by stockholders in writing and sent to our Secretary. A written recommendation must be delivered to us in a timely fashion as described below in “Stockholder Proposals and Director Nominations.”

     The nominating committee conducts an annual assessment to determine whether it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations. The nominating committee may retain experts to assist it in carrying out its responsibilities. The Board of Directors determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of Amex. The nominating committee’s charter is available on Hawk’s website at www.hawkcorp.com. The nominating committee met once in 2004.

     Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 11.

Nomination of Candidates for Director

     To the extent there are any vacancies on the Board and to the extent the nominating committee determines not to renominate an incumbent director for election to the Board, the nominating committee considers individuals as potential candidates for directors recommended by other directors, members of management, and stockholders or self-nominated individuals. The nominating committee is advised of all nominations that are submitted to Hawk and determines whether it will further consider the candidates using the criteria described below.

     In recommending candidates, the nominating committee will consider such factors as it deems appropriate to assist in developing a Board of Directors and committees that are comprised of experienced and seasoned advisors who can add value to Hawk. These factors may include:

•	judgment,

•	skill,

•	diversity,

•	integrity,

•	experience with businesses and other organizations of comparable size,

•	the interplay of the candidate’s experience with the experience of other Board members, and

•	the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

     During the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings and other relevant reasons. The nominating committee would then decide which of the remaining candidates most closely match the established criteria and are therefore deserving of further consideration. Next, the nominating committee would discuss these candidates, decide which of them, if any, should be pursued, gather additional information if desired, conduct interviews and decide whether to recommend one or more candidates to the Board of Directors for nomination.

     After the nominating committee has completed its evaluation, it must present its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the nominating committee will also report on other candidates who were considered but not selected.

     A stockholder who wishes to nominate an individual for election as a director at the Annual Meeting of Stockholders must give us advance written notice and provide specified information as described below in “Stockholder Proposals and Director Nominations.”

Stockholder Communications with Directors

     A stockholder who wishes to communicate directly with the Board, a committee of the Board or with an individual director, should send the communication to:

Hawk Corporation
Board of Directors [or committee name or director’s name, as appropriate]
200 Public Square, Suite 1500
Cleveland, Ohio 44114

Hawk will forward all stockholder correspondence about Hawk to the Board, committee or individual director, as appropriate.

Code of Business Conduct and Ethics

     Hawk has a Code of Business Conduct and Ethics that applies to all employees, including our chief executive officer and our chief financial officer who also serves as our principal accounting officer. This Code of Business Conduct and Ethics is available on Hawk’s website at www.hawkcorp.com. Any amendments or waivers to the Code of Business Conduct and Ethics that apply to our chief executive officer or chief financial officer will be promptly disclosed to our stockholders.

AUDIT COMMITTEE REPORT

     In accordance with its written charter that was approved and adopted by our Board, our audit committee assists the Board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. The audit committee is directly responsible for the appointment of Hawk’s independent auditors (subject to stockholder ratification, if such ratification is deemed applicable by the audit committee) and is charged with reviewing and approving all services performed for Hawk by the independent auditors and for reviewing the auditors’ fees. The audit committee reviews the independent auditors’ internal quality control procedures, reviews all relationships between the independent auditors and Hawk in order to assess the auditors’ independence, and monitors compliance with Hawk’s policy regarding non-audit services, if any, rendered by the independent auditors. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee also reviews management’s programs to monitor compliance with Hawk’s policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls, or auditing matters and allows for the confidential, anonymous submission of concerns by employees. The audit committee also serves as the qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002.

     The audit committee, comprised of Messrs. Berlin, Bishop, and Moore, met nine times in 2004. The audit committee’s current composition satisfies the regulations of Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in the Amex listing standards. The Board of Directors designated Mr. Bishop and Mr. Moore as “audit committee financial experts” under applicable

SEC rules and both are also deemed to be “financially sophisticated” audit committee members under applicable Amex rules. The audit committee reviews and reassess its charter at least annually and will obtain the approval of the Board for any proposed changes to its charter.

     The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management. The audit committee also discussed with our independent auditors the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with Ernst & Young LLP, our independent auditors who are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

     In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent auditors a formal written statement describing all relationships between the independent auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditors’ independence, the audit committee also considered whether the non-audit services performed by the auditors on our behalf were compatible with maintaining the independence of the auditors.

     In reliance upon the audit committee’s reviews and discussions with management and our independent auditors, the audit committee recommended to the Board on March 29, 2005 that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

Andrew T. Berlin
Paul R. Bishop
Dan T. Moore, III

Principal Accounting Firm Fees

     The following is a summary of the aggregate fees billed to us for the fiscal years ended December 31, 2004 and December 31, 2003, by our principal accounting firm, Ernst & Young LLP.

	2004		2003
Audit Fees	$330,000		$350,000
Audit Related Fees	189,000		85,240
Tax Fees	200,200		215,214
All Other Fees	-0	-	-0	-

Total	$719,200		$650,454

     Audit Fees. These are fees for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

     Audit-Related Fees. These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. In 2004 and 2003, these services included general assistance with implementation of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002, consulting on accounting matters in foreign jurisdictions, and consulting on financial accounting and reporting. In 2004, these services also included fees for Hawk’s exchange offer and related registration statement, and, in 2003, these services also included employee benefit plan audits.

     Tax Fees. These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.

     All Other Fees. There were no fees billed by Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2004 and 2003.

     The audit committee authorized the payment by us of the fees billed to us by Ernst & Young LLP in 2004 and 2003. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and make statements if they desire. At a later date, the audit committee will recommend and the Board of Directors will appoint independent auditors to audit our financial statements for 2005. The audit committee will review the scope of any such audit and other assignments given to the auditors to assess whether such assignments would affect their independence.

EXECUTIVE OFFICERS

     Set forth below are the names, ages, positions and certain other information concerning our current executive officers:

Name	Age	Position
Ronald E. Weinberg (1)	63	Chairman of the Board, Chief Executive Officer, President and Director

Steven J. Campbell	51	Senior Vice President, President – Wellman Products Group, Inc., President – Hawk Racing Group

B. Christopher DiSantis	33	President – Hawk Precision Components Group, Inc.

Thomas A. Gilbride	51	Vice President – Finance

Joseph J. Levanduski	42	Vice President – Chief Financial Officer

(1)	Biographical information for Mr. Weinberg can be found under “Board of Directors.”

     Steven J. Campbell has served as Senior Vice President of Hawk and President of Hawk Racing Group since September 2004. Mr. Campbell has also served as President of Wellman Products Group, Inc., since February 2000. From 1999 through 2000, Mr. Campbell served as Chief Financial Officer and Project Director for a division of Cooper Industries in connection with its expansion into Mexico.

     B. Christopher DiSantis has served as President of Hawk Precision Components Group, Inc. since January 2004. Mr. DiSantis joined Hawk in 2000 as Vice President of Corporate Development, served as President of Hawk Racing Group from January 2002 until September 2004 and President of Hawk Motors, Inc., a business unit that we currently treat as a discontinued operation.

     Thomas A. Gilbride has served as our Vice President — Finance since January 1993. Between March 1989 and January 1993, Mr. Gilbride has been employed by us in various financial and administrative functions.

     Joseph J. Levanduski has served as our Vice President – Chief Financial Officer since May 2003. In addition, Mr. Levanduski provided managerial oversight for our Tex Racing business unit, a component of Hawk Racing Group, from 2002 through 2004. Prior to becoming Vice President – CFO, Mr. Levanduski served as our Vice President – Controller since May 2000 and our Controller since April 1997. Prior to April 1997, Mr. Levanduski served as Controller for various of our subsidiaries, including coordinating the accounting functions of both Friction Products Company and S.K. Wellman Corp.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

     The following table summarizes the compensation paid by us to our Chief Executive Officer and our most highly compensated executive officers.

					Long-Term
					Compensation
	Annual Compensation				Awards	Payouts
				Other	Securities
Name and	Fiscal			Annual	Underlying	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation (1)	Options (2)	Payouts	Compensation (3)
		($)	($)	($)		($)	($)
Ronald E. Weinberg	2004	460,400	400,000	421,100	—	—	11,700
Chairman of the Board, Chief	2003	418,600	225,000	—	—	—	13,125
Executive Officer and President	2002	406,600	—	57,700	—	—	5,100

Steven J. Campbell	2004	235,800	95,000	51,300	90,000	—	6,400
Senior Vice President, President —	2003	213,300	60,000	—	—	—	7,825
Wellman Products Group, Inc.,	2002	187,800	14,500	—	—	—	—
President — Hawk Racing Group

B. Christopher DiSantis	2004	200,100	85,000	—	40,000	—	6,400
President — Hawk	2003	170,000	50,000	—	—	—	7,330
Precision Components Group, Inc.	2002	153,300	—	—	—	—	—

Joseph J. Levanduski	2004	185,300	105,000	—	60,000	—	6,400
Vice President — Chief	2003	160,000	50,000	—	—	—	5,820
Financial Officer	2002	130,300	—	—	—	—	—

Thomas A. Gilbride	2004	139,200	75,000	33,170	38,500	—	5,000
Vice President —Finance	2003	128,300	30,000	—	—	—	5,000
	2002	115,300	—	—	—	—	—

(1) “Other Annual Compensation” includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer’s annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer: for Mr. Weinberg in 2004, the forgiveness of $200,000 in principal amount of an outstanding loan from us to Mr. Weinberg and payment of applicable taxes on such loan forgiveness of $170,340, a car allowance of $14,800 in 2002, and medical expenses under our medical insurance plans of $19,700 in 2002; for Mr. Campbell, medical expenses under our medical insurance plans of $48,700 in 2004; and for Mr. Gilbride, medical expenses under our medical insurance plans of $32,700 in 2004.

(2) For 2004, options to purchase our Class A common stock at exercise prices of $5.05 and $6.75 per share for Messrs. Campbell, DiSantis, Gilbride and Levanduski.

(3) Represents contributions by us to our profit sharing plan on behalf of the respective executive officers and, in the case of Mr. Weinberg, represents $6,400 and $7,825 contributed in 2004 and 2003, respectively, by us to our profit sharing plan on his behalf; $5,000, $5,000 and $4,800 in 2004, 2003 and 2002, respectively, paid on behalf of Mr. Weinberg for a life insurance policy pursuant to his split dollar agreement with us (as described in “Employment Agreements” below); and $300 in each of 2004, 2003 and 2002 paid on behalf of Mr. Weinberg for a split dollar life insurance policy.

Option Grants in 2004

The following table summarizes information with respect to options granted during the fiscal year ended December 31, 2004 to our most highly compensated executive officers.

	Number of	Percent of
	Shares of	Total			Potential Realizable Value
	Common	Options			at Assumed Annual Rates
	Stock	Granted to	Exercise		of Stock Price Appreciation
	Underlying	Employees	Price Per	Expiration	For Option Term
Name	Options	in 2004	Share	Date	5%	10%
Steven J. Campbell	30,000	5.73%	$5.05	01/30/2014	$97,232	$244,564

	60,000	11.46%	$6.75	08/20/2014	$254,702	$645,465

B. Christopher DiSantis	30,000	5.73%	$5.05	01/30/2014	$97,232	$244,564

	10,000	1.91%	$6.75	08/20/2014	$42,450	$107,578

Thomas A. Gilbride	18,500	3.53%	$5.05	01/30/2014	$59,959	$150,815

	20,000	3.82%	$6.75	08/20/2014	$84,901	$215,155

Joseph J. Levanduski	50,000	9.55%	$5.05	01/30/2014	$162,054	$407,606

	10,000	1.91%	$6.75	08/20/2014	$42,450	$107,578

Option Exercises in 2004 and Option Values at Year-End 2004

     The following table summarizes information with respect to the options exercised in 2004 and the number of unexercised options held by our most highly compensated executive officers as of December 31, 2004.

	Shares				Number of Shares Underlying			Value of In-The-Money
	Acquired		Value		Unexercised Options at			Options
Name	On Exercise		Realized		December 31, 2004			at December 31, 2004(1)

					Exercisable	Unexercisable		Exercisable	Unexercisable

Ronald E. Weinberg	-0	-	-0	-	145,967	-0	-	$1,261,155	-0	-
Steven J. Campbell	28,676		$96,618		32,000	98,000		$276,480	$846,720
B. Christopher DiSantis	23,529		$67,283		16,000	44,000		$138,240	$380,160
Thomas A. Gilbride	-0	-	-0	-	26,524	20,800		$229,167	$179,712
Joseph J. Levanduski	-0	-	-0	-	37,118	42,000		$320,700	$362,880

(1)	Valued at $8.64 per share, the closing price per share of our common stock on December 31, 2004.

1997 Stock Option Plan

     Our 1997 Stock Option Plan provides for the granting of stock options to officers and other key employees. An aggregate of 700,000 shares of our Class A common stock have been reserved for issuance pursuant to the 1997 plan. The 1997 plan is administered by our compensation committee, which is responsible for designating those individuals to whom options are to be granted and determining the terms and conditions of such grants. In granting options, the committee considers the performance and contribution of the potential recipient and such other considerations the committee deems relevant. The 1997 plan terminates on May 8, 2008. Options outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date. Options to purchase 323,630 shares of our Class A common stock were granted in 2004 under the 1997 plan. As of the record date, 45,029 shares remain available for future grants.

2000 Long Term Incentive Plan

     Our 2000 Long Term Incentive Plan provides for the granting of stock options, stock appreciation rights (SARs), restricted stock awards and performance-based awards. An aggregate of 700,000 shares of our Class A common stock have been reserved for issuance pursuant to the 2000 plan. All of our employees are eligible to receive grants pursuant to the 2000 plan. The 2000 plan is administered by our compensation committee, which is responsible for designating those individuals to whom options, SARs or awards are to be granted and determining the terms and conditions of such grants. In granting options, SARs or awards, the committee considers the performance and anticipated future contribution of the potential recipient and such other considerations the committee deems relevant. The 2000 plan terminates on May 15, 2010. Awards outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date. Options to purchase 200,000 shares of our Class A common stock were granted in 2004 under the 2000 plan. As of the record date, 41,224 shares remain available for future grants.

Benefit Plans

     Our subsidiary, Friction Products Co., sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees. The plan provides participating employees with retirement benefits at normal retirement age, as defined in the plan, calculated based on years of service and the average salary of each eligible participant in the years immediately preceding retirement. In no event will the amount of annual retirement income determined under these formulas and payable at the participant’s retirement date be greater than $170,000. In addition, federal law defines the maximum amount of annual compensation that may be taken into account in calculating the amount of the pension benefit as $205,000 in 2004 and $200,000 in 2003 and 2002. The estimated annual benefit payable at normal retirement age for each executive officer who is eligible to participate in the Friction Products Co. pension plan is as follows: Mr. Weinberg — $93,468; Mr. Campbell — $122,424; Mr. DiSantis — $162,744; Mr. Gilbride — $102,636; and Mr. Levanduski — $136,128.

     Hawk Corporation maintains a tax-qualified profit sharing plan, including features under Section 401(k) of the Internal Revenue Code that covers substantially all of its employees. The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 50% and a discretionary profit sharing contribution allocated to each employee based on compensation. Profit sharing contributions are approved by the Board of Directors of Hawk based on the financial performance of Hawk. Upon approval of the total amount of contributions, individual allocations are based on a percentage of each eligible participant’s total compensation, subject to limitations imposed by federal law. Based on Hawk’s performance in 2004, Hawk made a total discretionary contribution of $1.0 million to the plan.

Employment Agreements

     Pursuant to his employment agreement, as amended, Mr. Weinberg has agreed to serve as our Chairman of the Board and Chief Executive Officer through June 2012. Mr. Weinberg receives a base salary and an annual bonus. Mr. Weinberg’s base salary may be increased by the compensation committee, and his annual bonus is equal to 1.75% of our earnings before interest, taxes, depreciation and amortization, subject to adjustments for acquisitions and except as otherwise may be determined by the compensation committee.

     If Mr. Weinberg becomes mentally or physically disabled during the terms of his employment agreement, we will pay his base salary for the remainder of the year in which a disability occurs at the same rate as immediately prior to the disability. We will also pay the amount of any annual bonus for the year in which a disability occurs as if no disability occurred. Following the year in which a disability occurs, we will pay wage continuation payments for the remainder of Mr. Weinberg’s life in an annual amount equal to sixty percent of his average annual base salary for the three consecutive years of employment preceding the disability, and we will pay an annual bonus in an amount equal to sixty percent of his average annual bonus for the three consecutive years of employment preceding the disability. The disability payments will be offset by any disability insurance we may provide and any payments made from our defined benefit pension plan.

     If Mr. Weinberg dies during the term of his employment agreement, we will pay his surviving spouse, if any, a prorated annual bonus for the year in which Mr. Weinberg dies, and we will continue to provide Mr. Weinberg’s surviving spouse with health care benefits. If Mr. Weinberg is not survived by a spouse, we will pay his beneficiaries or estate his base salary for two years following his death and a prorated bonus for the year in which he died.

     Pursuant to his employment agreement, Mr. Weinberg is required to devote such time and effort to our business and affairs as is necessary to discharge his duties. Mr. Weinberg may not engage in any competitive business while employed by us and for a period of two years thereafter.

     In January 1998, we entered into a split dollar life insurance agreement with Mr. Weinberg pursuant to which we purchased a life insurance policy on the life of Mr. Weinberg in the face amount of $3.8 million. Under the terms of this split dollar agreement, we pay the annual premium of the insurance policy in the amount of $58,586 for Mr. Weinberg’s policy, and we will be reimbursed for such payment from the policy proceeds in an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy. The remaining proceeds of the policy will be paid to beneficiaries designated by the insured. The split dollar agreement will terminate upon the occurrence of any of the following events:

•	total cessation of our business,

•	our bankruptcy, receivership or dissolution, or

•	the termination of the insured’s employment by us (other than for reason of his death or mental or physical disability).

     Upon the termination of a split dollar agreement, the insured will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

     Pursuant to an employment agreement, as amended, Mr. Campbell has agreed to serve as Senior Vice President of Hawk, President of Wellman Products Group, Inc. and President of Hawk’s Racing segment. Mr. Campbell receives a base salary and is eligible to receive an annual bonus based on performance criteria. Mr. Campbell is also entitled to participate in the standard employee benefit programs offered by Friction Products Co. and Hawk and Hawk’s stock option plans.

     The terms of Mr. Campbell’s employment agreement provide that we or Mr. Campbell may terminate the agreement at any time for any reason or no reason. If the agreement is terminated by us for any reason other than misconduct by Mr. Campbell, he will continue to receive his base salary and medical insurance benefits for a period of fourteen months following termination. During Mr. Campbell’s employment and for a period of six months thereafter, he is precluded from competing with us either as an employee or otherwise.

     We have no employment agreements with Mr. DiSantis, Mr. Gilbride or Mr. Levanduski, our other most highly compensated executive officers.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

     The compensation committee of our Board of Directors determines the compensation for Mr. Weinberg, our Chairman of the Board, Chief Executive Officer and President, and reviews and makes recommendations regarding the compensation for all of our other executive officers. The committee also administers our 2000 Long Term Incentive Plan and 1997 Stock Option Plan, recommending, in consultation with executive management, grants of options and the terms of the grants for our employees. In 2004, the committee was composed of three independent directors, Andrew T. Berlin, Paul R. Bishop and Byron S. Krantz.

Compensation Philosophy

     The compensation committee subscribes to a total compensation program composed of three elements:

•	base salary,

•	annual incentives, and

•	long term incentives.

     In formulating and implementing compensation policy and structure and making bonus recommendations, the committee has followed the philosophy that a substantial portion of the compensation should relate to our financial performance. Accordingly, the compensation program has been structured to include annual incentive compensation based upon our earnings before interest, taxes, depreciation and amortization (EBITDA). The committee believes that the performance-based incentive program has been crucial in attracting high caliber executives necessary for the successful conduct of our business. In addition, the committee believes that the program has become an important part of our culture and should continue as the foundation for executive officer incentives. While continuing to use EBITDA as the basis for annual incentive compensation, the committee has also approved the introduction of additional individual performance standards for managers.

     A goal of the committee is maintaining total compensation on a basis consistent with similar companies that achieve similar substantial EBITDA margins, as well as other strategic and performance characteristics. The committee, as it deems appropriate, utilizes independent national consulting services and reviews executive compensation of similar companies to determine appropriate levels of compensation. The committee selects the companies for comparison based on numerous factors, such as the industries in which they operate, their EBITDA margins, their size and complexity and the availability of compensation information.

Base Salary

     In the early part of each year, the compensation committee reviews the salary of Mr. Weinberg, determines his base salary and reviews the recommendations of Mr. Weinberg regarding the compensation for the executive officers. The committee, in determining the appropriate base salaries of the executive officers, generally considers the historic base salary, the growth of our earnings, the total compensation package, individual performance and other relevant factors. The committee has not found it practicable, nor has it attempted, to assign relative weights to specific factors used in determining base salary levels for individual officers. As the committee believes is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

     In response to business conditions, senior management at our operating facilities took a voluntary salary reduction beginning in October 2001 until April 2002. Mr. Weinberg’s annual base salary was reduced 55% throughout this period.

2004 Chief Executive Officer Compensation

     The base salary earned in 2004 by Mr. Weinberg was determined as described in this report. At the conclusion of the voluntary salary reduction period in April 2002, Mr. Weinberg’s salary returned to his employment agreement level. For 2003, the base salary for Mr. Weinberg remained unchanged, and in 2004, Mr. Weinberg’s salary increased to $458,400. Mr. Weinberg received an incentive compensation bonus in 2004 pursuant to the terms of his employment agreement.

Annual Incentive Compensation Plan

     Since Hawk’s formation, we have provided a significant portion of total compensation for our executive officer group, including Mr. Weinberg, from incentive compensation based on our success. Total annual incentive compensation for the executive officers is based on approximately 5% of EBITDA, excluding new acquisitions and acquisitions with earn-out provisions. Under his employment agreement, Mr. Weinberg is entitled to receive, from the total incentive compensation pool available to executives, 1.75% of total consolidated EBITDA, as adjusted. The compensation committee awarded Mr. Weinberg approximately 1.4% of total consolidated EBITDA, as adjusted, for 2004.

Long-Term Incentives

     We have adopted the 1997 Stock Option Plan, which allows for the issuance of incentive and non-statutory stock options and the 2000 Long Term Incentive Plan, which allows for the issuance of stock options, SARs, restricted stock and performance-based awards. We have also adopted and our stockholders have approved an annual incentive compensation plan for our chief executive officer that is designed to exclude certain types of compensation from the deductibility limitations contained in Section 162(m) of the Internal Revenue Code. The compensation committee, in consultation with executive management, is charged with designating those persons to whom options and awards are to be granted and determining the terms of the option or award. In granting options or awards, the compensation committee takes into consideration the past performance and anticipated future contribution of the potential recipient, the recruiting and retention of management talent and other relevant considerations.

     One of the objectives of the plans is to align the interests of our stockholders with recipients of the option or award grants. All grants of options under the 1997 plan since our public offering and the 2000 plan have been made with an exercise price equal to the closing price on the day before the grant, and the options vest ratably over various periods. The committee believes that this procedure ties the compensation value of these stock options directly to our long term performance as measured by its future return to the stockholders.

Compensation Committee

Andrew T. Berlin
Paul R. Bishop
Byron S. Krantz

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Byron S. Krantz serves as our secretary without compensation and is a partner in the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to us.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 28, 2005, information regarding the beneficial ownership of our Class A common stock and Series D preferred stock, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of such stock,

•	each director,

•	each executive officer in our summary compensation table, and

•	all our directors and executive officers as a group.

     This table does not include 315,990 shares of Class A common stock issuable under the 1997 Stock Option Plan and 247,956 shares of Class A common stock issuable under the 2000 Long Term Incentive Plan under options held by directors and officers that are outstanding, but not presently exercisable, and options held by persons other than directors and executive officers.

	Beneficial Ownership (1)
	Class A Common			Series D Preferred
		Right to
Names and Address (2)	Shares	Acquire (3)	Percentage	Shares	Percentage

Ronald E. Weinberg (4) (5)	1,243,998	145,967	15.5%	689	45%
Norman C. Harbert (4) (6)	1,201,475	117,192	14.8%	689	45%
Byron S. Krantz (4) (7)	283,972	23,968	3.5%	152	10%
Royce & Associates, LLC (8)	936,800	—	10.6%	—	—
1414 Avenue of the Americas
New York, NY 10019
Dalton, Greiner, Hartman, Maher & Co. (9)	822,000	—	9.3%	—	—
565 Fifth Ave., Suite 2101
New York, New York 10017
Neuberger Berman, Inc. (10)	659,800	—	7.5%	—	—
605 Third Avenue
New York, New York 10158
Wellington Management Company LLP (11)	647,900	—	7.4%	—	—
75 State Street
Boston, Massachusetts 02109
Dimensional Fund Advisors Inc. (12)	609,400	—	6.9%	—	—
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Wellington Trust Company, NA (13)	547,900	—	6.2%	—	—
75 State Street
Boston, Massachusetts 02109
Discovery Group I (14)	468,300	—	5.3%	—	—
Hyatt Center, 24th Fl.
71 Wacker Drive
Chicago, IL 60606
Thomas A. Gilbride	39,690	26,524	*	—	—
Dan T. Moore, III	34,263	23,968	*	—	—
Paul R. Bishop	26,657	23,968	*	—	—
Joseph J. Levanduski	25,000	43,118	*	—	—
Steven J. Campbell	11,000	46,000	*	—	—
Jack F. Kemp (15)	10,723	23,968	*	—	—
Andrew T. Berlin	7,229	—	*	—	—
B. Christopher DiSantis	—	22,000	*	—	—
All directors and executive officers as a group (11 individuals)	2,884,007	496,673	36.3%	1,530	100%

*	Less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.

(3)	Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4)	Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners. Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders. See “Stockholders’ Agreement.”

(5)	Includes 1,078,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner. Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership.

(6)	Includes 50,000 shares of Class A common stock held by the Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees, 1,032,561 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 35,000 shares of Class A common stock held by a defined benefit plan for the benefit of Mr. Harbert. Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership.

(7)	Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner. Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership.

(8)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on January 28, 2005.

(9)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Includes 810,600 shares over which Dalton, Greiner, Hartman Maher & Co. has sole voting power and 822,000 shares over which Dalton, Greiner, Hartman Maher & Co. has sole dispositive power.

(10)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004. Includes 659,800 shares over which Neuberger Berman, Inc. shares dispositive power.

(11)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Includes 547,900 shares over which Wellington Management Company, LLP shares voting power and 647,900 shares over which Wellington Management Company, LLP shares dispositive power.

(12)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005.

(13)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Includes 547,900 shares over which Wellington Trust Company, NA shares voting and dispositive power.

(14)	Based solely on information in the Schedule 13G filed with the Securities and Exchange Commission on February 18, 2005. Includes 468,300 shares over which Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy share voting and dispositive power.

(15)	Shares held by the Jack F. Kemp Revocable Trust U/A dated June 22, 2000, Jack F. Kemp, Trustee.

Stockholders’ Agreement

     Messrs. Weinberg, Harbert and Krantz are parties to a Stockholders’ Voting Agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including any shares of Class A common stock or Series D preferred stock, they will vote those shares:

•	in favor of electing Messrs. Weinberg, Harbert and Krantz (so long as each desires to serve) or their respective designees to our Board of Directors,

•	in favor of electing such other directors to the Board of Directors as a majority of Messrs. Weinberg, Harbert and Krantz or their respective designees shall direct, and

•	with respect to such matters as are submitted to a vote of our stockholders as a majority of Messrs. Weinberg, Harbert and Krantz or their respective designees shall direct.

     If any of Messrs. Weinberg, Harbert and Krantz or their respective affiliates sells more than 50% of the Class A common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate. The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Messrs. Weinberg, Harbert or Krantz or their respective designees; provided that the provisions described in first two clauses above will terminate sooner in the event that none of Messrs. Weinberg, Harbert and Krantz (or any designee thereof) remains on the board of directors.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on our Class A common stock with the cumulative total return of the S&P Industry Group Index — Industrial Machinery and the Russell 2000 Index. Cumulative total return for each of the periods shown in the Performance Graph is calculated from the last sale price of our Class A common stock at the end of the period and assumes an initial investment of $100 on December 31, 1999 and the reinvestment of any dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Weinberg and Mr. Harbert each issued notes to Hawk to repay certain indebtedness incurred by them with respect to the acquisition of Helsel, Inc. in June 1995. The original principal amount of each note was $802,000. The notes are due and payable on July 1, 2005 and bear interest at the prime rate. In May 1998, each of Messrs. Weinberg and Harbert repaid $302,000 of their notes. Based on operating and performance targets which were achieved with our improved performance in the first and second quarters of 2004, our compensation committee acting on delegated authority from our Board of Directors approved the forgiveness of $200,000 of the principal amount of each of Messrs. Weinberg and Harbert’s notes as of July 1, 2004. In addition, the Board of Directors awarded to each of Messrs. Weinberg and Harbert an additional $170,339 and $162,278, respectively, to pay taxes associated with the forgiveness of debt. The remaining outstanding principal amount of each note is $300,000.

     Carl J. Harbert, the son of Mr. Harbert, is employed by one of our subsidiaries in an aftermarket sales position. Carl J. Harbert does not have an employment agreement with Hawk and is an “employee-at-will.” We believe his compensation is comparable to compensation for positions in the industry with similar job responsibilities in companies of similar size.

     Byron S. Krantz, a partner in Kohrman Jackson & Krantz P.L.L., our legal counsel, is one of our stockholders and directors and is also our Secretary. Marc C. Krantz, a son of Byron S. Krantz and a partner in Kohrman Jackson & Krantz P.L.L., is our Assistant Secretary and a stockholder. We paid legal fees to Kohrman Jackson & Krantz P.L.L. in 2004 of $752,178 for services in connection with a variety of legal matters, including the refinancing of our debt.

     We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. On-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent committee of our board of directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     A stockholder intending to present a proposal to be included in our proxy statement for our 2005 Annual Meeting of Stockholders must deliver a proposal, in accordance with the requirements of our Amended and Restated By-laws and Rule 14a-8 under the Exchange Act, to our Secretary at our principal executive office no later than December 9, 2005. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the stockholder, and

•	any material interest of the stockholder in such business.

A stockholder desiring to nominate a director for election at our 2006 Annual Meeting must deliver a notice, in accordance with the requirements of our Amended and Restated By-laws, to our Secretary at our principal executive office no earlier than February 23, 2006 and no later than March 25, 2006. Such notice must include as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the stockholder giving the notice:

•	the name and record address of the stockholder, and

•	the class and number of shares of our common stock beneficially owned by the stockholder.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

OTHER MATTERS

     Our Board of Directors is not aware of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board of Directors may recommend.

     You are urged to sign and return your proxy promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Byron S. Krantz
Secretary

April 6, 2005

[FRONT]

PROXY	HAWK CORPORATION	PROXY
ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 2005
Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114
9:00 a.m. local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Byron S. Krantz and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of Hawk Corporation to be held on May 24, 2005, at Key Center, Plaza Room, 127 Public Square, Cleveland, Ohio 44114, beginning at 9:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 6, 2005 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Hawk Corporation.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR “FOR ALL NOMINEES”.

1.	Election of Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp and Dan T. Moore, III as directors.

FOR ALL NOMINEES ☐ (unless struck out above) WITHHOLD FROM ALL NOMINEES ☐

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

[BACK]

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:	, 2005

Signature

Signature if held jointly
I plan to attend the meeting: Yes ☐ No ☐

This proxy will be voted FOR the nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.